Exhibit 10.40

CONFIDENTIAL

December 23, 2009

VIA HAND DELIVERY

Howard C. Naphtali

[ADDRESS]

Dear Howard:

This letter will confirm the agreement (the “Agreement”) that has been reached by and between you and Investment Technology Group, Inc. (“ITG” or the “Company”) in connection with your separation from service with ITG.

1.             Separation from Service.

(a)           Effective on the close of business February 3, 2010 (the “Separation Date”), upon mutual agreement between you and the Company, you have voluntarily resigned from all positions with the Company and its subsidiaries, including your positions as Chief Financial Officer, Managing Director, and an officer of the applicable subsidiaries of the Company, and a member of the applicable boards of directors of the Company’s subsidiaries on which you served and any committee(s) thereof.  You agree promptly to execute any documents necessary to effectuate such resignations.  Beginning February 4, 2010 and ending May 3, 2010 (the “Transition Services Agreement Termination Date”), you will provide short-term transition services to the Company at the reasonable request of the Company’s Chief Executive Officer pursuant to the terms of a Transition Services Agreement to be negotiated by you and the Company (the “Transition Services Agreement”).

(b)           On the Separation Date, you will receive a final paycheck which will include a payment for all unpaid compensation you have earned through the Separation Date, less any applicable deductions and withholdings.  If you are a participant in the Investment Technology Group, Inc. 401(k) Plan, you will cease to participate in that plan as of the Separation Date.  A contribution to the 401(k) plan (based on the historical amount you have elected to contribute to such plan) will be deducted from your final paycheck.  Specific information concerning the distribution of your 401(k) Plan account will be forwarded to you separately.  Except as set forth herein and in the Transition Services Agreement (pursuant to the terms of such Transition Services Agreement), you are not entitled to any additional compensation, bonuses, payments, benefits, damages, attorneys’ fees or costs of any kind from ITG and the Releasees (as defined in Paragraph 3 below).

2.             Separation Payments and Benefits.  Subject to your execution and non-revocation of this Agreement and in consideration for your agreement to be bound by the promises set forth in Paragraphs 4 and 6 of this Agreement, in addition to the amounts described in Paragraph 1 above and, as stated in Paragraph 1(b) above, in lieu of any other compensation under any plan or program:

(a)           The Company will pay you (i) on February 16, 2010, in one lump sum, One Million Four Hundred Thirty Thousand Dollars ($1,430,000) and (ii) in eleven (11) monthly installments, the aggregate amount of Two Million One Hundred Five Thousand Nine Hundred Nineteen Dollars ($2,105,919), in each case less any applicable deductions and withholdings.  The first of the eleven (11) installments will be made on February 16, 2010 with subsequent payments paid on or about each monthly anniversary of the first payment date in accordance with the Company’s regularly scheduled payroll date.

(b)           If you timely elect to continue group health coverage under the provisions of the law known as “COBRA”, ITG will pay for the first twelve (12) months of your COBRA coverage. ITG will send you a separate notice detailing your rights under COBRA and if you have any questions about that notice, please contact Human Resources at 212.444.4222.  Upon completion of the twelfth month of COBRA coverage, ITG will cease contributing towards the cost of the COBRA premium on your behalf.  Thereafter, you will be responsible for the full cost of any further COBRA coverage.  Notwithstanding the foregoing, in the event you become eligible for (i) healthcare coverage through subsequent employment, or (ii) Medicare or Medicaid, ITG’s obligation to pay for your COBRA premium on your behalf will cease as of the date of such eligibility and you will be responsible for the full cost of any COBRA coverage that is incurred by ITG after the date of such subsequent eligibility for healthcare coverage. You must immediately notify ITG of such eligibility by contacting Human Resources at 212.444.4222 or via email to ITG_HR@itg.com as soon as you become aware of such eligibility.

(c)           All outstanding stock options you hold as of the Transition Services Agreement Termination Date that are not already vested and exercisable as of the Transition Services Agreement Termination Date will automatically terminate as of the Transition Services Agreement Termination Date.  Outstanding stock options that you hold that are already vested as of the Transition Services Agreement Termination Date shall, pursuant to the terms of the applicable stock option grant agreement evidencing such outstanding vested stock options, expire

60 days after the Transition Services Agreement Termination Date.  In addition, all stock unit awards granted to you under the Company’s Amended and Restated Stock Unit Award Program Subplan (the “SUA Program”) that are not already vested as of the Transition Services Agreement Termination Date will automatically vest pursuant to the terms of the SUA Program and will be issued to you in accordance with the terms of the SUA Program.  Shares subject to stock unit awards granted to you under the SUA Program that are already vested as of the Transition Services Agreement Termination Date will be issued to you in accordance with the terms of the SUA Program.

(d)           Subject to your compliance with the covenants in Paragraph 4 below, you will continue to vest in all Basic Units, as defined in the Company’s Equity Deferral Award Program Subplan (the “EDA Subplan”) and Matching Units, as defined in the EDA Subplan, awarded to you pursuant to the grant notice dated March 23, 2009 under the EDA Subplan, as if you continued in employment with the Company on each applicable vesting date set forth in the grant notice, and the Basic Units and Matching Units will be settled on the schedule set forth in Section 7(a)(i) and (ii) of the EDA Subplan; provided that if (i) a change in control occurs prior to the applicable settlement date and the change in control transaction constitutes a “change in control event” within the meaning of such term under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or (ii) you incur a Disability (as defined in the EDA Subplan) or die prior to the applicable settlement date, in either case, any remaining Basic Units and Matching Units that have not yet vested and been settled shall be settled within 30 days following the date of the change in control, or within 60 days of your Disability or death, as applicable.  If a change in control occurs and the change in control transaction is not a “change in control event” within the meaning of such term under section 409A of the Code, any remaining Basic Units and Matching Units that have not yet been settled will not be settled upon the change in control but will continue to be settled according to the schedule set forth in Section 7(a)(i) and (ii) of the EDA Subplan.  In no event will you, directly or indirectly, designate the calendar year of settlement.

3.             General Release of All Claims.

(a)           Except as provided in (f) below, you, on behalf of yourself, your spouse, children, estate, successors and assigns, release and give up any and all claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, wages, attorneys’ fees, costs, damages, each which you may have against ITG and the Releasees (as defined below), jointly and individually, of whatever kind whatsoever each to the maximum extent legally capable of being waived, including but not limited to, claims arising out of your employment or other associations with the Company, or the termination of your employment with the Company.  This includes all claims based on anything that has occurred from the beginning of time to the date of your signing of this Agreement, regardless of whether you know of the claim or of your right to make a claim.  This release includes, but is not limited to, any claims under: the Age Discrimination in Employment Act, 29 U.S.C. Section 621, et seq., the Older Workers’ Benefits Protection Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Sarbanes-Oxley Act of 2002, the Family and Medical Leave Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, the New York Executive Law, the New York Labor Law, New York State Human Rights Law, New York State Constitution, New York Civil Rights Law, New York City Human Rights Law, and all amendments to those laws; any claims under any other federal, state, or local employment discrimination law, and any claim under any other federal, state or local law dealing with employment or benefits, or concerning any other matter whatsoever; any claim under any agreement, whether express or implied; and any public policy, contract, tort or other common law claim, or any claim in equity.

(b)           In exchange for your release in (a) above, the Company releases and gives up any and all claims it may have against you or your executors, administrators, successors or assigns of whatever kind whatsoever to the maximum extent provided by law, arising out, and within the scope, of your employment with the Company or the termination thereof.  This includes all claims based on anything that has occurred from the beginning of time to the date the Company signs this Agreement, regardless of whether the Company knows of the claim or of its right to make a claim; provided that the claims released by the Company will not include any claims arising from your willful misconduct, misrepresentation or fraud or any act or omission by you constituting criminal conduct or a violation of the rules and/or regulations of any regulatory agency or self-regulatory organization.  This release includes, but is not limited to, any claim under any agreement, whether express or implied and any public policy, contract, tort or other common law claim.

(c)           You agree that your employment and contractual relationship, if any, with ITG and the Releasees is severed as of the Transition Services Agreement Termination Date and that none of ITG and the Releasees have any obligation to reemploy you.

(d)           You hereby acknowledge and agree that, upon receiving the payments set forth above, you will have received all amounts due from the Company through the Separation Date including, but not limited to, the following: (i) all compensation earned, (ii) payment for all accrued but unused paid vacation time, and (iii) reimbursement for all reasonable and necessary business, travel and entertainment expenses incurred on behalf of the Company.

(e)           For purposes of this Agreement, the term “ITG and the Releasees” includes ITG and its past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and their respective current and former officers, directors, shareholders, representatives, agents and employees, in their official and individual capacities, jointly and individually.

(f)            The only claims that you are not waiving and releasing under this Agreement are claims you may have for: (i) unemployment, state disability, worker’s compensation, and/or paid family leave insurance benefits pursuant to the terms of applicable state law; (ii) continuation of existing participation in ITG-sponsored group health insurance program under the federal law known as “COBRA” and/or under an applicable state law counterpart(s); (iii) any benefits entitlements that are vested as of your Separation Date pursuant to the terms of an ITG-sponsored benefit plan; (iv) any claim not legally waivable by law; provided, however, that should you successfully contest the validity of the release hereunder, any monetary or economic benefit so obtained shall be offset by the value of all amounts paid or provided under this Agreement and the Transition Services Agreement; (v) any claim you may have to receive any amounts payable to you under this Agreement or any other claim to enforce your rights under this Agreement or the Transition Services Agreement; (vi) any claim you may have to indemnification as an officer, director or employee of the Company and its subsidiaries pursuant to the articles of incorporation or by-laws (or other governing instruments) of the Company and its subsidiaries and (vii) any claim or right that may arise after the date you execute this Agreement.

4.             Continuing Obligations Following Your Separation from Service.

(a)           You agree, upon reasonable notice from the Company, to provide truthful and reasonable cooperation, including but not limited to your appearance at interviews with the Company’s counsel, (i) in connection with the defense of any and all charges, complaints, claims, liabilities, obligations, promises, agreements, demands and causes of action of any nature whatsoever, which are asserted by any person or entity concerning or related to any matter that arises out of or concerns events or occurrences during your employment with the Company, and (ii) concerning requests for information about the business of the Company or your involvement or participation therein.  The Company will reimburse you for reasonable and necessary travel and other expenses which you may incur at the specific request of the Company and as approved by the Company in accordance with its policies and procedures established from time to time.

(b)           By signing below, you represent and warrant that you will return no later than the Transition Services Agreement Termination Date any and all original and duplicate copies of all files, calendars, books, records, notes, manuals, computer disks, diskettes and any other magnetic and other media materials and any and all Company property and equipment, including, but not limited to, computers and modems you have in your possession or under your control belonging to ITG or the Releasees and containing confidential or proprietary information concerning ITG or the Releasees or their customers or operations.  No later than the Transition Services

Agreement Termination Date, you will also return your Company keys, credit cards, etc., to the Company.  Notwithstanding anything set forth in this Paragraph, you shall be entitled to retain the laptop previously provided to you by ITG (and any other office equipment as specifically agreed to by you and ITG’s Chief Executive Officer) subject to the following sentence.  By signing this Agreement, you confirm that, as of the Transition Services Agreement Termination Date, you will not have in your possession or under your control any of the documents or materials described in this Paragraph.

(c)           You agree that for a period of three (3) months following the Separation Date, you will be on garden leave and will not in any manner, directly or indirectly, engage or participate in, any business, entity or endeavor other than civic or charitable activities.  For the period beginning on the Transition Services Agreement Termination Date through the twelve (12) month anniversary of the Separation Date, you will not in any manner, directly or indirectly, engage, participate or be interested in any business, entity or endeavor with Liquidnet or Instinet.  You will be deemed to be directly or indirectly engaged or participating in, a business, entity or endeavor with Liquidnet or Instinet if you are a principal, agent, stockholder (or other proprietary or financial interest holder), director, officer, employee, salesperson, sales representative, broker, partner, individual proprietor, lender, consultant or otherwise.

(d)           You agree that you will not, for the period of time from the Transition Services Agreement Termination Date to the date on which all of the Basic Units and Matching Units granted to you pursuant to the EDA Subplan are settled in accordance with Paragraph 2(d) above (the “Non-Solicitation Period”), directly solicit, recruit, hire, or participate in the solicitation, recruitment, or hiring of any employee, contractor or consultant of ITG or any of its direct or indirect subsidiaries employed or retained by ITG or any of its direct or indirect subsidiaries at any time during the Non-Solicitation Period; provided, however, that the foregoing prohibition shall not apply to any former employee who was involuntarily terminated by ITG.

(e)           You agree that you will not, at any time hereafter, make, or cause to be made, any statement, observation or opinion, in each case, of a public nature, that disparages, impugns or in any way reflects adversely upon the business, good will or reputation of the Company or any Releasees.  The restriction in the preceding sentence will include, but not be limited to, your agreement that you will not, without the prior consent of the Company, initiate any contacts with, nor respond to any inquiries from, the media concerning the Company, your employment with the Company and/or your separation from service with the Company.  All employees of the Company who are aware of the existence of this Agreement will not, at any time hereafter, make, issue or authorize any public statement, observation or opinion that disparages, impugns or in any way reflects adversely upon your reputation.  The provisions of this Paragraph 4(e) will not impair either party’s right to provide truthful testimony or other information as required by law or regulatory requirement.

(f)            You agree that you have certain obligations under the terms of that certain Patent and Confidentiality Agreement dated April 4, 1997, as amended on December 30, 2007 related to Inventions and Proprietary Information (in each case, as defined in such Patent and Confidentiality Agreement) which obligations are hereby incorporated by reference and made part of this Agreement.

(g)           You acknowledge and agree that the restrictions and agreements contained in Paragraphs 4(a) through 4(f), in view of the nature of the business in which ITG and the Releasees are engaged, are reasonable, necessary and in the Company’s best interests in order to protect the legitimate interests of ITG and the Releasees, and that any violation thereof shall be deemed to be a material breach of this Agreement and that the Company shall be entitled to pursue any and all remedies available to it in a court of competent jurisdiction including, but not limited to application for temporary, preliminary, and permanent injunctive relief, without the requirement to post a bond, as well as damages, an equitable accounting of all earnings, profits and other benefits arising from such violation.  In the event the Company brings an action to redress a violation of Paragraphs 4(a) through 4(f) or either party brings an action concerning an alleged breach of any other provision of this Agreement, the prevailing party in any claims in such action shall be entitled to recover all of its reasonable attorneys’ fees and costs incurred in connection therewith.  If the Company prevails in any claims in such action, you will be liable for the return of the separation payments and benefits.

5.             No Admissions.  The Company and you agree that nothing contained in this Agreement is an admission by the Company or you of any wrongdoing, liability, unlawful conduct or breach of any duty or obligation.

6.             Confidentiality.  You agree that, absent disclosure of this Agreement by the Company, you have kept, and will keep, the existence and terms of this Agreement confidential, and will not disclose them to anyone except your attorneys, financial advisors and immediate family members, whom you will advise of this confidentiality provision.  No other disclosure will be permitted except:  (a) pursuant to an action to enforce the terms of this Agreement, in which case   parties will seek that it be introduced under seal to the court, (b) in response to a request by any governmental or regulatory agency, (c) as may be required by any state or federal law or regulation, or (d) in response to compulsory process of law.  The parties further agree that nothing in this Agreement will prohibit or restrict you from providing information to, testifying or otherwise assisting in any investigation or proceeding brought by, any federal, state or local regulatory agency, law enforcement agency, legislative body, or self-regulatory organization.

7.             Governing Law.  This Agreement will be construed under the laws of the State of New York.

8.             Entire Agreement.  This Agreement and the Transition Services Agreement cancels, supersedes and replaces any and all prior agreements (written, oral or implied-in-fact or in law) between you and the Company regarding all of the subjects covered by this Agreement except as otherwise specifically provided in this Agreement.  This Agreement is the full, complete and exclusive agreement between you and the Company regarding the subjects covered by this Agreement, and neither you nor the Company is relying on any representation or promise that is not expressly stated in this Agreement.  This Agreement may not be changed unless the changes are in writing and signed by each of the parties.

9.             Severability.  With the exception of Paragraph 3, if any provision of this Agreement or the application thereof is held invalid, the invalidity will not affect other provisions or applications, and to this end the provisions of this Agreement are declared to be severable.  In the event Paragraph 3 is held unenforceable by any court having competent jursidiction over this Agreement in connection with any action initiated or otherwise prosecuted by you, the Company’s obligations under Paragraph 2 will be null and void, and you will be liable for the return of the separation payments and benefits except as otherwise provided in Paragraph 3(f)(iv).

10.           Review, Revocation Period and Acknowledgments.  You acknowledge that under the Older Workers Benefit Protection Act, you have had over twenty-one (21) calendar days after the date you received this Agreement within which to review and consider it, to discuss it with an attorney of your choosing and to decide whether or not to sign it.  This Agreement, should you choose to accept it, may only be signed on the Separation Date. You further understand and acknowledge that you will have seven (7) days following the date of your execution of this Agreement within which to revoke this Agreement (this deadline will be extended to the next business day should it fall on a Saturday, Sunday or holiday recognized by the U.S. Postal Service), and that this Agreement will not become effective or enforceable until that seven (7) day revocation period has expired.  In the event you seek to revoke this Agreement, you must provide the Company with written notice no later than the close of business on the seventh (7th) day following your execution of this Agreement.  Any notice of revocation will be sent to P. Mats Goebels, Managing Director, General Counsel, Investment Technology Group, Inc., 380 Madison Avenue, 4th Floor, New York, NY, 10017.  You are hereby advised to consult with an attorney of your choice prior to executing this Agreement.

YOU UNDERSTAND THAT THIS AGREEMENT RELEASES ANY AND ALL CLAIMS AND RIGHTS YOU MAY HAVE AGAINST THE COMPANY AND ALL OF THE OTHER RELEASEES AS SET FORTH ABOVE, AND THAT BY SIGNING THIS AGREEMENT, YOU ACKNOWLEDGE AND AFFIRM THAT:  (1) YOU ARE COMPETENT; (2) YOU WERE AFFORDED A REASONABLE TIME PERIOD OF OVER TWENTY-ONE (21) DAYS TO REVIEW AND CONSIDER THIS AGREEMENT,

AND THAT ONCE YOU HAVE SIGNED THIS AGREEMENT YOU WILL THEN BE PERMITTED TO REVOKE THIS AGREEMENT AT ANY TIME DURING THE PERIOD OF SEVEN DAYS FOLLOWING ITS EXECUTION BY DELIVERING TO ITG A WRITTEN NOTICE OF REVOCATION; (3) YOU HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF YOUR CHOICE PRIOR TO EXECUTING THIS AGREEMENT; (4) YOU HAVE READ AND UNDERSTAND AND ACCEPT THIS AGREEMENT AS FULLY AND FINALLY RESOLVING, WAIVING AND RELEASING ANY AND ALL CLAIMS AND RIGHTS WHICH YOU MAY HAVE AGAINST THE COMPANY AND THE OTHER RELEASEES AS SET FORTH ABOVE; (5) NO PROMISES OR INDUCEMENTS HAVE BEEN MADE TO YOU EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT; AND (6) YOU HAVE SIGNED THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY, INTENDING TO BE LEGALLY BOUND BY ITS TERMS.

IN EXCHANGE FOR YOUR WAIVERS, RELEASES AND COMMITMENTS SET FORTH HEREIN, INCLUDING YOUR WAIVER AND RELEASE OF ALL CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE PAYMENTS, BENEFITS AND OTHER CONSIDERATIONS THAT YOU ARE RECEIVING PURSUANT TO THIS AGREEMENT EXCEED ANY PAYMENT, BENEFIT OR OTHER THING OF VALUE TO WHICH YOU WOULD OTHERWISE BE ENTITLED, AND ARE JUST AND SUFFICIENT CONSIDERATION FOR THE WAIVERS, RELEASES AND COMMITMENTS SET FORTH HEREIN.

11.           Application of Section 409A of the Internal Revenue Code.

(a)           This Agreement will be interpreted to avoid any penalty sanctions under section 409A of the Code.  If any payment or benefit cannot be provided or made at the time specified herein without you incurring sanctions under section 409A of the Code, then such benefit or payment will be provided in full at the earliest time thereafter when such sanctions will not be imposed.  Each payment made under this Agreement will be treated as a separate payment and the right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments.  In no event will you, directly or indirectly, designate the calendar year of payment.

(b)           All reimbursements and in-kind benefits provided under this Agreement will be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement will be for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(c)           Notwithstanding any provision of this Agreement to the contrary, if, at the time of your “separation from service” with the Company, the Company has securities which are publicly traded on an established securities market and you are a “specified employee” (within the meaning of such term under section 409A of the Code) and it is necessary to postpone the commencement of any compensation payments or benefits otherwise payable pursuant to this Agreement as a result of your “separation from service” to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) that are not otherwise paid within the short-term deferral and separation pay plan exceptions under section 409A of the Code, until the first payroll date that occurs after the date that is six months following your “separation of service” with the Company.  If any payments are postponed due to such requirements, such postponed a mounts will be paid in a lump sum to you on the first payroll date that occurs after the date that is six (6) months following your “separation of service” with the Company.  If you die during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code will be paid to the personal representative of your estate within sixty (60) days after the date of your death.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

INVESTMENT TECHNOLOGY GROUP, INC.

By:	/s/ Robert C. Gasser
Robert C. Gasser

AGREED TO AND ACCEPTED BY:

/s/ Howard C. Naphtali
Howard C. Naphtali

Dated:	February 3, 2010